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                                                                     EXHIBIT (e)


                             DISTRIBUTION AGREEMENT


                  AGREEMENT made as of this 12 day of October, 1999, by and between COMMONFUND INSTITUTIONAL FUNDS, a Delaware business trust (the "Company"), and COMMONFUND SECURITIES, INC., a Delaware corporation (the "Distributor").


                              W I T N E S S E T H :


                  WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified open-end management investment company and it is in the interest of the Company to offer its shares of beneficial interest in one or more series ("Shares") for sale continuously and to appoint a principal underwriter for the purpose of facilitating such offers and sales;

                  WHEREAS, the Company and the Distributor have entered into an arrangement with respect to the solicitation of indications of interest in the Shares in the period before effectiveness (the "Pre-effective Period") of its initial registration statement filed pursuant to the Securities Act of 1933, as amended, (the "1933 Act") and the 1940 Act;

                  WHEREAS, the Company and the Distributor wish to enter into an agreement and with respect to the continuous offering and sale of Shares, after the effectiveness of such registration statement.

                  NOW, THEREFORE, the parties agree as follows:

                  Section 1.  Appointment of the Distributor.

The Company hereby appoints the Distributor its underwriter in connection with the offering and sale of the Shares on the terms set forth in this Agreement and the Distributor hereby accepts such appointment and agrees to act hereunder

                  Section 2.  Services and Duties of the Distributor.

                  (a) The Distributor hereby confirms its agreement to solicit indications of interest in the Shares as agent for the Company during the Pre-effective Period and agrees to offer and sell shares as agent for the Company after the Pre-effective Period and during the remaining term of this Agreement. Offers and sales will be upon the terms described in the Prospectus. As used hereafter in this Agreement, the term "Prospectus" shall mean the prospectus included as part of the Company's Registration Statement, as such prospectus may be amended or supplemented from time to time, and the term
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"Registration Statement" shall mean the Registration Statement most recently filed from time to time by the Company with the Securities and Exchange Commission and effective under the 1933 Act and the 1940 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

                  (b) The Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Company and will transmit any orders to purchase Shares received by it to the Company's transfer and shareholder servicing agent as promptly as practicable after receipt. The Distributor will not accept funds tendered to purchase Shares and shall promptly forward to the Company"s Custodian any checks or other orders for payment in favor of the Company in respect of purchases of Shares in accordance with the instructions of the Company"s Administrator. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

                  (c) The offering price of the Shares shall be the net asset value (determined as set forth in the Prospectus) per Share next determined following receipt of an order.

                  (d) The Distributor shall not be obligated to sell any certain number of Shares and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies. At the present time, Distributor privately places shares for certain private investment companies.

                  Section 3.  Duties of the Company.

                  (a) The Company agrees to sell its Shares so long as it has Shares available for sale and to cause the Company"s transfer and shareholder servicing agent to record on its books the ownership of (or deliver certificates, if any, for) such Shares registered in such names and amounts as the Distributor has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Company of the net asset value thereof and written request of the Distributor therefor.

                  (b) The Company shall keep the Distributor fully informed with regard to its affairs and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Company, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared for the Company by independent accountants and such reasonable number of copies of its most current Prospectus and annual and interim reports as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Shares and in the performance of the Distributor under this Agreement.

                  (c) The Company shall take, from time to time, such steps, including payment of the related filing fees, as may be necessary to register its Shares under the 1933 Act to the end that there will be available for sale such number of Shares as the
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Distributor may be expected to sell. The Company agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

                  (d) The Company shall use its best efforts to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such states as the Distributor and the Company may approve provided that the Company shall not be required to amend its Agreement and Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Company in connection with such qualifications.

                  Section 4.  Expenses.

                  (a) The Company shall bear all costs and expenses of the continuous offering of the Shares in connection with (i) fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required to be filed by and under the federal and state securities laws, (iii) the preparation and mailing of annual and interim reports, prospectuses and proxy materials to shareholders and (iv) the qualifications of Shares for sale under the securities laws of such states or other jurisdictions as shall be selected by the Company and the Distributor pursuant to Section 3(d) hereof and the cost and expenses payable to each such state for continuing qualification therein.

                  (b) The Distributor shall bear (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Company and other materials used by the Distributor in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies, at printer's over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof required for distribution to shareholders or for filing with any federal and state securities authorities,
(ii) any expenses of advertising incurred by the Distributor in connection with such offering and (iii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

         Section 5. Compensation. No compensation shall be payable by the
Company to the Distributor for the services to be rendered and the expenses assumed by the Distributor with respect to this Agreement.
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         Section 6. Indemnification. The Company agrees to indemnify, defend and hold the Distributor, its officers and directors and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses
(including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Company for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Director of the Company or who controls the Company within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Company or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Company's agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Company's being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given to the Company at its principal business office. The Company agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issue and sale of any Shares.

                  The Distributor agrees to indemnify, defend and hold the Company, its Directors and officers and any person who controls the Company, if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Company, its Directors or officers or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Company, its Directors or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Company for use in the preparation of the Registration
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Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in such information or a fact necessary to make such information not misleading, it being understood that the Company will rely upon the information provided by the Distributor for use in the preparation of the Registration Statement and Prospectus. The Distributor's agreement to indemnify the Company, its Directors and officers, and any such controlling person as aforesaid is expressly conditioned upon the Distributor's being promptly notified of any action brought against the Company, its Directors or officers or any such controlling person, such notification to be given to the Distributor at its principal business office.

                  Section 7. Compliance with Securities Laws. The Company represents that it is registered as an open-end management investment company under the 1940 Act, and agrees that it will comply with the provisions of the 1940 Act and of the rules and regulations thereunder. The Company and the Distributor each agree to comply with the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 3(d), applicable state "Blue Sky" laws. The Distributor agrees to comply with the applicable terms and provisions of the Securities Exchange Act of 1934.

                  Section 8. Term of Agreement; Termination. This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

                  This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act). In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days' nor less than thirty days' written notice to the other party.

                  Section 9. Notices. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Distributor at 450 Post Road East, Westport, Connecticut 06881, Attention: President, or (2) to the Company at 450 Post Road East, Westport, Connecticut 06881, Attention: President. The foregoing addresses may be changed by the party entitled to notice by providing notice as contemplated in this Section.

                  Section 10. Notice. The Directors of the Company have authorized the execution of this Agreement in their capacity as Directors and not individually and the Distributor agrees that neither the shareholders nor the Directors nor any officer, employee, representative or agent of the Company shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Company, that the shareholders, Directors, officers, employees, representatives and agents of the Company shall not be personally liable hereunder, and that the Distributor shall look solely to the property of the Company for the satisfaction of any claim hereunder.
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                  Section 11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the day and year first above written.



                           COMMONFUND SECURITIES, INC.

                           By: __________________________


                           COMMONFUND INSTITUTIONAL FUNDS

                           By: __________________________